Exhibit 10.1

 EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Falcon Global Holdings LLC

Dated as of February 8, 2018

The limited liability company interests represented by this AMENDED AND RESTATED Limited Liability Company Agreement have not been registered under the Securities Act, the securities laws of any state of the United States or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and such laws. Such LIMITED LIABILITY COMPANY INTERESTS must be acquired for investment only and may not be offered for sale, pledged, hypothecated, sold, assigned or transferred at any time except in compliance with (i) the Securities Act, any applicable state securities laws, and any other applicable securities laws; and (ii) the terms and conditions of this AMENDED AND RESTATED Limited Liability Company Agreement. The LIMITED LIABILITY COMPANY INTERESTS may not be transferred of record except in compliance with such laws and THE TERMS AND CONDITIONS OF this AMENDED AND RESTATED Limited Liability Company Agreement. Therefore, purchasers of such LIMITED LIABILITY COMPANY INTERESTS will be required to bear the risk of their investment for an indefinite period of time.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
Falcon GLobal HOldings LLC

TABLE OF CONTENTS

i

SCHEDULES

Schedule I – Capital Accounts

Schedule II – Capitalization Table

Schedule III – Vessels to be Reactivated

Schedule IV – Affiliate Transactions

Schedule V – Board of Managers

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Falcon Global HOldings LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Falcon Global Holdings LLC, dated as of February 8, 2018, is entered into by and among Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”), and the Members. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware on October 16, 2017 and the entering into of a limited liability company agreement of the Company dated October 18, 2017 (the “Initial Agreement”);

WHEREAS, pursuant to that certain Joint Venture Contribution and Formation Agreement, dated as of August 10, 2017 (as amended, supplemented or modified from time to time, the “Contribution Agreement”), by and between SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and Montco Offshore, LLC, a Louisiana limited liability company formed upon the conversion of Montco Offshore, Inc. from a corporation to a limited liability company (“MOI”), SLH and MOI contributed certain tangible and intangible assets to the Company and, at the Company’s direction, to certain Subsidiaries of the Company;

WHEREAS, pursuant to the Contribution Agreement, the Members desire to enter into this Agreement to give effect to the transactions provided for therein;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Administrative Services Agreement with SEACOR Marine LLC, a Delaware limited liability company (“SEACOR Marine”);

WHEREAS, concurrently with the execution of this Agreement, Falcon Global LLC, an indirect wholly-owned subsidiary of the Company, is entering into a Lease Agreement with Orgeron Real Estate L.L.C., a Louisiana limited liability company, for the occupancy of the corporate office of the Company and its Subsidiaries; and

WHEREAS, the parties hereto wish to effect (a) the amendment and restatement of the Initial Agreement, (b) the admission of additional members of the Company and (c) the continued operation of the Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1.    FORMATION OF THE COMPANY

Section 1.1     Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of the State of Delaware on October 16, 2017. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1.2     Name. The name of the Company is “Falcon Global Holdings LLC”, as such name may be modified from time to time by the Board of Managers as it may deem advisable.

Section 1.3     Business of the Company. Subject to the limitations specified in this Agreement, the principal business purpose of the Company shall be to own, operate and charter self-propelled, self-elevating liftboat vessels, as well as the provision of services for well servicing, decommissioning, plug and abandonment, maintenance and removal of offshore structures and related services and activities, and, in furtherance of such purpose, may (a) conduct any business or activity that may be conducted by a limited liability company organized pursuant to the Act and (b) except as otherwise limited herein, enter into, make and perform all contracts, agreements and other undertakings, and engage in all activities and transactions as the Board of Managers may reasonably deem necessary or advisable to the carrying out of the foregoing business of the Company.

Section 1.4     Location of Principal Place of Business. The location of the principal place of business of the Company (including with respect to all administrative matters) shall be 7910 Main Street, 2nd Floor, Houma, Louisiana 70360, and the principal business operations of the Company shall be conducted from 17751 Highway 3235, Galliano, Louisiana 70354, or, in each case, such other location as may be determined by the Board of Managers from time to time. In addition, the Company may maintain such other offices as the Board of Managers may deem advisable at any other place or places within or without the State of Delaware.

Section 1.5     Registered Agent. The registered agent for the Company shall be National Registered Agents, Inc., located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, or such other registered agent as the Board of Managers may designate from time to time.

Section 1.6     Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

Section 1.7     Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be held by the Company as an entity, and no Member or Manager, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE 2.    DEFINITIONS

Section 2.1     Definitions. The following terms used in this Agreement shall have the following meanings.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101 et seq., and any successor statute, as it may be amended from time to time.

“Actual Reactivation Costs” means, as of any date, the reasonable and documented costs of reactivation actually paid by the Company or any of its Subsidiaries in connection with the reactivation of the Idle Vessels listed on Schedule III.

“Additional Amount” has the meaning set forth in Section 8.15(c).

“Additional Capital Contribution” means any Capital Contribution in addition to the initial Capital Contribution made by a Member to the Company pursuant to Section 3.1.

“Additional Member” has the meaning set forth in Section 8.14(a).

“Adjusted Capital Account” has the meaning set forth in Section 4.2(b).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, restated or supplemented from time to time.

“Annual Premium Rate” has the meaning set forth in Section 3.2(f)(i).

“Approved Sale” has the meaning set forth in Section 9.2(a)(iii).

“Assignees” has the meaning set forth in Section 9.2(d).

“Available Cash” means, at the time of any distribution, the excess of (a) all cash then held by the Company to the extent not otherwise required to pay Company expenses over (b) the amount of reserves established by the Board of Managers in accordance with Section 5.4.

“Bankruptcy Cases” has the meaning set forth in the Contribution Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code, title 11 of the United States Code, as amended from time to time (or any succeeding law).

“Bankruptcy Court” has the meaning set forth in the Contribution Agreement.

“Base Amount” has the meaning set forth in Section 8.15(a).

“Board of Managers” means the board of managers of the Company established pursuant to Section 8.3.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

“Call Notice” has the meaning set forth in Section 3.2(c).

“Capital Account” means with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed by such Member, which initial Capital Account balance is set forth opposite such Member’s name under the heading “Initial Capital Account Balance” on Schedule I. Throughout the term of the Company, each Capital Account will be (a) increased by the amount of (i) income and gains allocated to such Capital Account pursuant to Article 4 and (ii) any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (b) decreased by the amount of (i) losses and deductions allocated to such Capital Account pursuant to Article 4 and (ii) cash and the Distribution Value of any other property distributed or transferred from such Capital Account pursuant to Article 3, 5 or 10.

“Capital Call” has the meaning set forth in Section 3.2(b).

“Capital Contribution” means a contribution to the capital of the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

“Chairman of the Board” has the meaning set forth in Section 8.3(a)(ii).

“Chief Executive Officer” means the chief executive officer of the Company from time to time.

“Closing” has the meaning of such term as set forth in the Contribution Agreement.

“Closing Date” has the meaning of such term as set forth in the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Common Percentage Interest” means, as of any date of determination, with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of Common Units held by such Member and (b) the denominator of which is the aggregate number of Common Units held by all Members, in each case, as of such date.

“Common Units” has the meaning set forth in Section 3.8(a).

“Company” has the meaning set forth in the Preamble.

“Company Sale Agents” has the meaning set forth in Section 9.4(f).

“Consolidated Facility” means any financing facility or facilities established pursuant to the Credit Agreement.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“Contribution Date” has the meaning set forth in Section 3.2(c).

“Contribution Non-Payment Event” has the meaning set forth in Section 3.2(f).

“Contribution Value” means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).

“Corporate Opportunity” has the meaning set forth in Section 7.4.

“Credit Agreement” means that certain Credit Agreement, dated as of February 8, 2018, by and among FG USA, as borrower, certain Subsidiaries of the borrower as loan guarantors, JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and security trustee, and the lenders party thereto from time to time, together with all related security and other documentation, which provides for a revolving credit facility and a term loan facility, in each case, as amended, modified, supplemented or restated from time to time.

“Default Amount” has the meaning set forth in Section 3.2(f)(i).

“Default Contribution” has the meaning set forth in Section 3.2(f).

“Default Guarantee Amount” has the meaning set forth in Section 3.2(g).

“Default Guarantee Premium” has the meaning set forth in Section 3.2(g)(i).

“Default Loan” has the meaning set forth in Section 3.2(f)(i).

“Default Premium” has the meaning set forth in Section 3.2(f)(i).

“Defaulting Member” has the meaning set forth in Section 3.2(f).

“Distribution Value” means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).

“Election Notice” has the meaning set forth in Section 8.15(c).

“Election Period” has the meaning set forth in Section 8.15(c).

“Equity Interests” means any and all membership or other equity interests in the Company or any securities convertible into or exchangeable for such equity interests, including warrants or options to acquire such equity interests. For purposes of clarification, “Equity Interests” include only Common Units on the Closing Date but may in the future include other classes of securities with rights that are preferential to the rights of the Common Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Interests” has the meaning set forth in Section 8.15(e).

“Fiscal Year” has the meaning set forth in Section 6.4.

“FG USA” means Falcon Global USA LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“Funding Member” has the meaning set forth in Section 3.2(g).

“GAAP” means generally accepted accounting principles in the United States.

“Guarantee Fee Agreement” means that certain Guarantee Fee Agreement, dated as of the date hereof, by and between the Company, FG USA and SEACOR Marine Holdings Inc., a Delaware corporation.

“Guarantee Loan” has the meaning set forth in Section 3.2(g)(i).

“Guarantee Non-Payment Event” has the meaning set forth in Section 3.2(g).

“Guaranteeing Member” has the meaning set forth in Section 3.2(e).

“Guaranty” has the meaning set forth in Section 3.2(e).

“Idle Vessel” means any liftboat vessel listed on Schedule III.

“Imputed Reactivation Costs” means, with respect to each Idle Vessel, the dollar amount set forth opposite such Idle Vessel’s name on Schedule III.

“Indemnified Party” has the meaning set forth in Section 8.10(a).

“Indemnity Obligations” has the meaning set forth in Section 8.11.

“Initial Agreement” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Jones Act” means the laws contained in and rules and regulations promulgated under or in connection with, 46 U.S.C. 50501, as amended or revised from time to time and any successor or replacement thereof, relating to the ownership and operation of vessels in the U.S. coastwise trade.

“Liquidating Trust” has the meaning ascribed to such term in the Plan.

“Liquidator” has the meaning set forth in Section 10.2(c).

“Liquidity Event” means a Sale of the Company or dissolution or liquidation of the Company in accordance with the terms of this Agreement.

“Manager” means any Person appointed to the Board of Managers.

“Member” means each of the Persons listed on the signature pages attached hereto, as well as each Substituted Member and each Additional Member.

“Member Parties” has the meaning set forth in Section 8.11.

“MOI” has the meaning set forth in the Recitals.

“MOI Manager” has the meaning set forth in Section 8.3(a)(i)(B).

“Net Income” and “Net Loss”, respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (a) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (b) if any Company asset is distributed in-kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (c) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“New Issuance Notice” has the meaning set forth in Section 8.15(b).

“Non-Defaulting Member” has the meaning set forth in Section 3.2(f).

“Notifying Manager/Officer” has the meaning set forth in Section 8.7.

“Notifying Member” has the meaning set forth in Section 7.4.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereto.

“Offer Notice” has the meaning set forth in Section 9.3(a).

“Offer Period” has the meaning set forth in Section 9.3(b).

“Offer Price” has the meaning set forth in Section 9.3(a).

“Offeree” has the meaning set forth in Section 9.3(a).

“Outstanding Bankruptcy Claims” has the meaning set forth in Section 5.3(a)(ii).

“Outstanding Claims” has the meaning set forth in Section 5.3(a)(iii).

“Partnership Audit Adjustment” has the meaning set forth in Section 6.5.

“Permitted Transferee” means, with respect to any Member, any Affiliate of such Member.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Plan” means that certain Amended Plan of Reorganization of Debtor Montco Offshore, Inc. and Amended Plan of Liquidation of Debtor Montco Oilfield Contractors, LLC, filed with the Bankruptcy Court in connection with the Bankruptcy Cases on December 26, 2017, Docket No. 740, as confirmed by that certain Findings of Fact, Conclusions of Law, and Order Approving the Disclosure Statement and Confirming the Amended Plan of Reorganization of Debtor Montco Offshore, Inc. and the Amended Plan of Liquidation of Debtor Montco Oilfield Contractors, LLC Under Chapter 11 of the Bankruptcy Code of the Bankruptcy Court, dated and entered on January 18, 2018, Docket No. 784, as amended, modified, restated or supplemented from time to time.

“Preemptive Offer Record Date” has the meaning set forth in Section 8.15(b).

“Preemptive Right” has the meaning set forth in Section 8.15(a).

“Prohibited Person” means any Person that is (a) located within, or doing business or operating from, a country or other territory subject to a general embargo administered by OFAC, (b) designated on the OFAC list of “Specially Designated Nationals”, (c) otherwise targeted under economic or financial sanctions administered by the United States, OFAC or any other national economic sanctions authority, (d) an Affiliate of any Person described in clauses (a), (b) or (c) above, (e) a banking institution chartered or licensed in a jurisdiction against which the U.S. Secretary of the Treasury has imposed special measures under Section 311 of the USA PATRIOT Act of 2001, as amended or any successor law, or (f) not a United States Citizen.

“Reactivation Default Amount” has the meaning set forth in Section 13.5(b).

“Reactivation Notice” has the meaning set forth in Section 13.5(a).

“Reactivation Premium” has the meaning set forth in Section 13.5(b).

“Regulation” means a Treasury Regulation promulgated under the Code, as such Treasury Regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Reimbursement Deadline” has the meaning set forth in Section 13.5(b).

“Sale of the Company” means a transaction or series of related transactions pursuant to which a Person or group of Persons (that, immediately prior to the contemplated transaction or series of related transactions, is not an Affiliate of SLH) acquires, directly or indirectly, (a)  more than fifty percent (50%) of the Equity Interests (regardless of the form of such transaction or series of related transactions, including whether by merger, consolidation or sale or transfer or issuance of the Company’s Equity Interests); or (b) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis.

“SEACOR Marine” has the meaning set forth in the Recitals.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SLH” has the meaning set forth in the Recitals.

“SLH Eagle/Hawk Facility” means, collectively, (a) that certain Credit Agreement, dated as of June 6, 2013, providing for a Senior Secured Credit Facility, by and between SEACOR Eagle, as borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation, and (b) that certain Credit Agreement, dated as of June 6, 2013, providing for a Senior Secured Credit Facility, by and between SEACOR Hawk, a borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“SLH Manager” has the meaning set forth in Section 8.3(a)(i)(A).

“Subject Interest” has the meaning set forth in Section 9.3(a).

“Subject Member” has the meaning set forth in Section 5.3(a)(iii).

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article 9.

“Tag-Along Acceptance Notice” has the meaning set forth in Section 9.5(b).

“Tag-Along Expiration Date” has the meaning set forth in Section 9.5(b).

“Tag-Along Notice” has the meaning set forth in Section 9.5(a).

“Tag-Along Rightholder” has the meaning set forth in Section 9.5(a).

“Tag-Along Sale” has the meaning set forth in Section 9.5(a).

“Tag-Along Seller” has the meaning set forth in Section 9.5(a).

“Tag-Along Triggering Units” has the meaning set forth in Section 9.5(a).

“Tag-Along Units” has the meaning set forth in Section 9.5(b).

“Tax Amount” means, in respect of any Member, the excess of (a) the product of (i) the Board of Managers’ estimate of taxable income allocable to such Member for the Fiscal Year through the end of the month preceding the date on which such distribution is made, multiplied by (ii) the highest marginal effective rate of federal, state and local income taxes generally applicable in respect of the operating income of the Company to calendar-year individuals or corporations, whichever is greater, resident in New Orleans, Louisiana, in the calendar quarter preceding the date of the distribution, over (b) the amount of distributions previously made to such Member pursuant to Section 5.1 during the Fiscal Year in which the taxable income arose, or pursuant to Section 5.2 in respect of the Fiscal Year with respect to which the distribution is being made.

“Tax Distribution” has the meaning set forth in Section 5.2.

“Tax Matters Partner” shall mean SLH, or if SLH shall resign such position or no longer be able to serve as “tax matters partner” or “partnership representative” (as defined in Section 8.9(c)), the Tax Matters Partner for such purpose shall be such other person as designated by the Board of Managers.

“TEFRA” means the Tax Equity and Fiscal Responsibility Act of 1982, as amended from time to time.

“Third-Party Buyer” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Contribution Agreement and all other documents executed in connection herewith or contemplated hereby.

“Transfer” means any direct or indirect transfer, sale, assignment, conveyance, change of legal, record or beneficial ownership or other disposition, including a transfer effected by means of a merger, consolidation or dissolution, and including any testamentary disposition or transfer pursuant to any applicable laws of intestate succession or by gift.

“Transferee” has the meaning set forth in Section 9.1.

“Transferor” has the meaning set forth in Section 9.1.

“Trust Disbursement Termination Date” has the meaning ascribed to such term in the Plan.

“Unelected Amounts” has the meaning set forth in Section 8.15(c).

“United States Citizen” means a citizen of the United States within the meaning of, and as interpreted under the Jones Act, qualified to engage in the U.S. coastwise trade.

“Value” of (a) a Member’s Common Units in the Company, as of any date, means an amount equal to the product of (i) the fair market value as of such date of all Common Units then outstanding, based upon the total consideration that would be received upon the sale of the Company or all of its assets as a going concern between a willing buyer and a willing seller with the former under no compulsion to buy and the latter under no compulsion to sell, all parties having reasonable knowledge of all relevant facts, as determined upon a reasonable basis and in good faith by the Board of Managers (it being understood that the Board of Managers shall be under no obligation to obtain an independent valuation of the Company), multiplied by (ii) such Member’s Common Percentage Interest, and (b) any asset of the Company, as the case may be, as of any date, means the fair market value of such asset, as of such date, as determined upon a reasonable basis and in good faith by the Board of Managers.

“Void Transfer” has the meaning set forth in Section 9.1.

“Withdrawing Member” has the meaning set forth in Section 9.2(d).

Section 2.2     Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it in this Agreement; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “Schedules,” “ “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, Schedules, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the parties. Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person. Wherever in this Agreement a Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Member may take that decision in its “sole discretion” or “sole judgment” without regard to the interests of any other Person.

ARTICLE 3.    CAPITAL CONTRIBUTIONS

Section 3.1     Initial Contributions.

(a)        The initial Capital Contributions and Capital Account balances for each Member shall be as set forth on Schedule I.

(b)        Any Additional Member admitted to the Company will be issued a number of Common Units or such other Equity Interests, and will make such Capital Contributions, if any, in each case as the Board of Managers deems appropriate.

(c)        Except as otherwise required by law or pursuant to Section 3.2, (i) no Member shall be required to make any Additional Capital Contributions to the Company without the prior consent of such Member and the Board of Managers, and (ii) no Member shall be permitted to make any Additional Capital Contributions to the Company without the prior consent of the Board of Managers and the other Member.

Section 3.2     Additional Contributions.

(a)        The Members and the Company acknowledge that each Member hereby commits to make Additional Capital Contributions from time to time in accordance with this Agreement and subject to the conditions set forth in this Section 3.2.

(b)        Subject to Section 3.2(c), each Member shall make Capital Contributions in cash to the Company pursuant to calls for capital by the Company (each such call, a “Capital Call”). Capital Contributions requested pursuant to Capital Calls shall be made by the Members on a pro rata basis in accordance with their respective Common Percentage Interests as of the date such Capital Call is made.

(c)        Capital Calls may be made by the Board of Managers from time to time in accordance with this Section 3.2, but only if and to the extent the Board of Managers reasonably determines that the Company or its business, properties or prospects would be adversely affected without additional capital and no other commercially reasonable source of funding is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7). Each Capital Call shall be accompanied by a written call notice (the “Call Notice”) and delivered by the Company to the Members promptly after the Board of Managers’ approval for such Capital Call. Each Call Notice shall specify (i) the purpose of such Capital Call in accordance with this Section 3.2(c); (ii) the aggregate amount of such Capital Call; (iii) the amount of funds required to be contributed by each Member; and (iv) the date on which the funds to satisfy such Capital Call must be received by the Company (the “Contribution Date”), which date shall be no earlier than the tenth (10th) Business Day following the date of the Call Notice.

(d)        Subject to Sections 3.2(c), on each Contribution Date, each Member shall make payment of the funds necessary to satisfy its respective pro rata portion of the applicable Capital Call by wire transfer of immediately available funds to the bank account designated by the Company and specified in the Call Notice or by such other payment method as is mutually agreed to by the Members and the Company.

(e)        The Members acknowledge that SLH has agreed to guaranty, or cause one or more of its Affiliates to agree to guaranty, certain financial obligations of the Company or certain of its Subsidiaries as further described in the Guarantee Fee Agreement. In addition, at any time or from time to time hereafter, the Board of Managers may request either or both Members to guaranty, or cause one or more of its Affiliates to guaranty, certain other financial obligations of the Company or its Subsidiaries currently existing or hereafter created, it being understood, however, that no Member shall have any obligation to provide, or agree to provide, any such guaranty. Any Member which has provided, or may hereafter provide, such a guaranty of financial obligations of the Company as described in this Section 3.2(e) (any such guaranty, a “Guaranty”) is herein referred to as a “Guaranteeing Member”.

(f)        If a Member (a “Defaulting Member”) fails to make an additional Capital Contribution as and when required pursuant to the provisions of this Section 3.2 (a “Contribution Non-Payment Event”; and the unpaid amount of Additional Capital Contribution being referred to as a “Default Contribution”), then the Company shall promptly notify such Defaulting Member of such default. Notwithstanding anything to the contrary in this Agreement, if the relevant Contribution Non-Payment Event is not cured in full within fourteen (14) calendar days, any other Member that is not (x) a Defaulting Member with respect to any additional Capital Contribution as provided under this Section 3.2(f), (y) a Guaranteeing Member that is the subject of a default in performing a financial obligation under a Guaranty under Section 3.2(g) or (z) a Member that is the subject of a default in performing its obligations under Section 13.5, in any case, at such time (whether one or more, the “Non-Defaulting Member”), may, at its option and at any time thereafter by written notice to the Board of Managers and the Defaulting Member, elect any of the following remedies:

(i)     Loan to Defaulting Member. The Non-Defaulting Member may elect to advance an amount equal to the Default Contribution as a loan (the “Default Loan”) to the Defaulting Member, the proceeds of which shall be disbursed directly to the Company as the contribution or payment of the Default Contribution, and which shall be deemed to cure any such default and to be a contribution of the Default Contribution by the Defaulting Member. Such Default Loan shall be subject to a premium (the “Default Premium”) at a rate per annum (the “Annual Premium Rate”) equal to the lesser of (A) twelve percent (12%) and (B) the maximum rate permitted by applicable law, compounding quarterly, from the date the Non-Defaulting Member agrees to make the Default Loan to the Defaulting Member until paid in full. The Default Premium shall be computed daily and shall be the amount equal to the product of (1) the product of (x) the amount of the Default Contribution multiplied by (y) the quotient of the Annual Premium Rate divided by 365, multiplied by (2) the number of days since the date the Non-Defaulting Member agrees to make the Default Loan until the date upon which the Defaulting Member pays in full the Default Contribution and the Default Premium owing thereon (such aggregate amount, the “Default Amount”). Such Default Loan and accrued interest thereon shall be due and payable on the date that is one (1) year after the date such Non-Defaulting Member makes the Default Loan, and shall be repaid (aa) voluntarily by the Defaulting Member, or (bb) directly and automatically from an assignment of distributions of the Company which would otherwise have been paid to the Defaulting Member (and such Defaulting Member hereby agrees to such automatic assignment of distributions at the demand of the Non-Defaulting Member).

(ii)     Contributions by the Non-Defaulting Member. The Non-Defaulting Member may elect to pay to the Company an amount equal to the Default Contribution as an Additional Capital Contribution to the Company, which shall be deemed to cure such default. A Non-Defaulting Member making an Additional Capital Contribution under this Section 3.2(f)(ii) shall receive in respect thereof an issuance by the Company of a number of Common Units equal to the result of the quotient of (I) the amount of the Additional Capital Contribution being made by such Non-Defaulting Member, divided by (II) the amount equal to the Value of a Common Unit determined as of such date.

(iii)     Acquisition of all Common Units of the Defaulting Member. The Non-Defaulting Member may elect, upon giving written notice to the Defaulting Member, to acquire all (but not less than all) of the Defaulting Member’s Common Units in the Company, in which case the Defaulting Member shall conclusively be deemed to have offered all of its Common Units to the Non-Defaulting Member or its designee and the Non-Defaulting Member or its designee shall, notwithstanding any further right granted by law or otherwise, have the option to purchase all of the Common Units held by such Defaulting Member for an amount of consideration equal to the product of (I) the Value of the Defaulting Member’s Common Units determined as of such date multiplied by (II) ninety percent (90%). If the Non-Defaulting Member elects to purchase the Defaulting Member’s Common Units under this Section 3.2(f)(iii), the amount of the Default Contribution shall be applied against the consideration payable for such Common Units, and the balance shall be paid in cash at the closing of such purchase and sale, which shall occur within thirty (30) calendar days following the Non-Defaulting Member’s written notice specified above.

(g)        If a Guaranteeing Member defaults in performing a financial obligation under a Guaranty, and any such failure continues uncured for a period of fourteen (14) calendar days (such failure, a “Guarantee Non-Payment Event”, and any unpaid amount, the “Default Guarantee Amount”), then any other Member that is not a Defaulting Member under Section 3.2(f) and is not a Guaranteeing Member that has defaulted in performing a financial obligation under a Guaranty under this Section 3.2(g), in either case, at such time (whether one or more, the “Funding Member”), may, at its option and at any time thereafter by written notice to the Board of Managers and the Guaranteeing Member, elect either of the following remedies:

(i)     Loan to Guaranteeing Member. The Funding Member may elect to advance an amount equal to the Default Guarantee Amount as a loan (the “Guarantee Loan”) to the Guaranteeing Member, the proceeds of which shall be disbursed directly to the Company as the payment of the Default Guarantee Amount. Such Guarantee Loan shall be deemed to cure any such default under the applicable Guaranty for the purposes of this Agreement. Such Guarantee Loan shall be subject to a premium (the “Default Guarantee Premium”) at a rate per annum equal to the Annual Premium Rate, compounding quarterly, from the date the Funding Member agrees to make the Guarantee Loan to the Guaranteeing Member until paid in full. The Default Guarantee Premium shall be computed daily and shall be the amount equal to the product of (1) the product of (x) the amount of the Default Guarantee Amount multiplied by (y) the quotient of the Annual Premium Rate divided by 365, multiplied by (2) the number of days since the date the Funding Member agrees to make the Guarantee Loan until the date upon which the Guaranteeing Member pays in full the Default Guarantee Amount and Default Guarantee Premium owing thereon. Such Guarantee Loan and accrued interest thereon shall be due and payable on the date that is one (1) year after the date such Funding Member makes the Guarantee Loan, and shall be repaid (A) voluntarily by the Guaranteeing Member, or (B) directly and automatically from an assignment of distributions of the Company which would otherwise have been paid to the Guaranteeing Member (and such Guaranteeing Member hereby agrees to such automatic assignment of distributions at the demand of the Funding Member).

(ii)     Institute Claims. In the event that the Company is entitled to enforce a claim against the Guaranteeing Member as a result of the Guarantee Non-Payment Event, then the Funding Member may institute or enforce such claim against the Guaranteeing Member in the name, and on behalf, of the Company and agree to any settlement in the name, and on behalf, of the Company.

Section 3.3     Return of Contributions. No Member shall be entitled to the return of any part of its Capital Contributions except as specified in this Agreement. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 3.4     Interest on Capital Contributions. No Member shall be entitled to interest on, or with respect to, any Capital Contribution.

Section 3.5     Withdrawal; Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to (a) withdraw any part of such Member’s Capital Contribution, (b) receive distributions from the Company or (c) receive any property other than cash in return for such Member’s Capital Contributions.

Section 3.6     Form of Capital Contribution. Unless otherwise agreed to by the Board of Managers, all Capital Contributions shall be made in cash.

Section 3.7     Advances by Members. If the Board of Managers reasonably determines that the Company does not have sufficient funds to pay its obligations after taking into account other then-currently available funding sources (excluding for the purposes hereof the availability of any Capital Contributions pursuant to Section 3.2), then any Member(s) that may agree to do so may advance all or part of the funds required to, or on behalf of, the Company. An advance described in this Section 3.7 constitutes a loan from such Member(s) to the Company, and shall not constitute a Capital Contribution. Repayment of such advances shall be on such commercially reasonable terms and conditions mutually acceptable to the Board of Managers and such Member making an advance hereunder; provided, however, that, (a) if a Non-Defaulting Member has made a Default Loan to a Defaulting Member in connection with Section 3.2(f), then any amounts that would otherwise be paid by the Company to such Defaulting Member to repay any advance by such Defaulting Member to the Company shall instead be paid to the Non-Defaulting Member and applied to repay such Default Loan until such Default Loan is repaid in full, or (b) if a Funding Member has made a Guarantee Loan to a Guaranteeing Member in connection with Section 3.2(g), then any amounts that would otherwise be paid by the Company to such Guaranteeing Member to repay any advance by such Guaranteeing Member to the Company shall instead be paid to the Funding Member and applied to repay such Guarantee Loan until such Guarantee Loan is repaid in full.

Section 3.8     Ownership and Issuance of Units.

(a)        As of the Closing Date (as defined in the Contribution Agreement), the Company has issued Equity Interests designated as Common Units (“Common Units”) to each Member, and each Member owns that number of Common Units as appears opposite its name on Schedule II, which such schedule shall be updated from time to time by the Board of Managers to reflect any changes and adjustments to the number of Common Units or other Equity Interests issued to, and held by, the Members and each Member’s respective Common Percentage Interest or otherwise resulting from the admission or removal of any Member or any Transfer or issuance of Equity Interests made in accordance with this Agreement; provided, that a failure to reflect any such change, adjustment, or other action on Schedule II shall not prevent any such change, adjustment or other action from being effective.

(b)        Each Member and the Company agrees and acknowledges that, the number of Common Units issued to MOI and SLH as of the Closing Date is subject to a post-Closing adjustment in accordance with the terms and conditions of Section 2.7 of the Contribution Agreement to reflect the actual value of the assets (net of liabilities) contributed to the Company by each of MOI and SLH as of the Closing (as defined in the Contribution Agreement). Each of the Members and the Company agrees that, notwithstanding anything to the contrary in this Agreement, the Board of Managers is fully authorized to, and shall, adjust (i) Schedule I to reflect the actual (A) initial Capital Account balance and (B) initial Capital Contribution of each of MOI and SLH, and (ii) Schedule II to reflect the issuance or redemption of Common Units to, or from, each of MOI and SLH, as the case may be, in each case, as determined by and pursuant to the terms, conditions and procedures of Section 2.7 of the Contribution Agreement. In furtherance of the forgoing, each Member hereby irrevocably agrees to grant any rights, enter into any contracts or other agreements and execute and deliver all other documents or instruments, in each case, as reasonably requested by the Board of Managers (or otherwise reasonably necessary or appropriate as determined by the Board of Managers) to effectuate and carry out the purposes of this Section 3.8(b).

Section 3.9     Voting Rights.

(a)        All Members shall be entitled to one vote for each Common Unit held by such Member for any matter for which approval of the Members is required by this Agreement, and, except as expressly set forth in this Agreement, the Common Units shall have no voting rights.

(b)        Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by the unanimous written consent of all Members entitled to vote thereon.

ARTICLE 4.    ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1     General. The Members agree to treat the Company as a partnership and the Members as partners for federal income tax purposes and shall file all tax returns accordingly. Except as provided in Section 4.2, Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Tax Matters Partner deems appropriate) shall be allocated to the Members (and credited and debited to their Capital Accounts) so as, to the extent possible, to cause each Member’s Capital Account balance, as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Member if the Company sold all of its assets for their book value in cash, paid all of its liabilities to the extent required by their terms (limited, with respect to each nonrecourse liability (as defined in Regulation § 1.704-2(b)(3)) or partner nonrecourse debt (as defined in Regulation § 1.704-2(b)(4)), to the book value of the assets securing each such liability), and distributed its cash to the Members pursuant to Section 10.3 in complete liquidation.

Section 4.2     Other Allocation Provisions.

(a)        If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the IRS pursuant to Regulation § 1.704-2(f)(5); provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Tax Matters Partner may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in the partner nonrecourse debt minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b)        If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c)        Notwithstanding anything to the contrary in this Article 4,

(i)     losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii)     losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in a manner consistent with the manner in which distributions are made (or to be made) in accordance with Section 5.01.

(d)

(i)     Notwithstanding any provision of Section 4.1, no allocation of Net Loss or an item of loss or deduction shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss or of items of loss or deduction that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss or of items of loss or deduction cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii)     If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible; provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

(e)        To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f)        Except to the extent otherwise required by the Code and Regulations, if any Equity Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Equity Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Equity Interest is held by each of them, except that, if they agree between themselves and so notify the Tax Matters Partner within thirty (30) calendar days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Equity Interest on the date such items were realized or incurred by the Company.

(g)        If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated.

(h)        Any allocations made pursuant to this Article 4 shall be made in the following order:

(i)	Section 4.2(a);
(ii)	Section 4.2(b);
(iii)	Section 4.2(c);
(iv)	Section 4.2(e);
(v)	Section 4.2(g); and
(vi)	Section 4.1, as modified by Section 4.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 4.3     Allocations for Income Tax Purposes.

(a)        The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Sections 4.1 and 4.2; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated using the traditional method under Regulation § 1.704-3(b).

(b)        For purposes of Regulation § 1.752-3(b), the Company shall allocate the Consolidated Facility to the MOI Contributed Assets (as defined in the Contribution Agreement).  Any “excess nonrecourse liabilities” (within the meaning of Regulation § 1.752-3(a)) relating to the Consolidated Facility shall, to the extent permissible under applicable law, be allocated to MOI. For purposes of Regulation § 1.752-3(b), the Company shall allocate the SLH Eagle/Hawk Facility to the SLH Contributed Assets (as are defined in the Contribution Agreement).  Any “excess nonrecourse liabilities” (within the meaning of Regulation § 1.752-3(a)) relating to such SLH Eagle/Hawk Facility shall, to the extent permissible under applicable law, be allocated to SLH.

Section 4.4     Withholding and Entity-Level Taxes.

(a)        The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member or to the extent the Company is required to pay any income tax (including interest and penalties) that (as reasonably determined by the Tax Matters Partner based upon this Agreement) is attributable or allocable to any Member, the amount withheld or paid shall be deemed to be, at the option of the Tax Matters Partner, either a distribution by the Company to such Member (which shall reduce the amounts that would subsequently otherwise be distributed to such Member pursuant to Section 5.1 in the order in which they would otherwise have been distributable) or a demand loan by the Company to such Member, in each case in the amount of the withholding or payment. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

(b)        If the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors becomes liable as a result of a failure to withhold and remit taxes in respect of any Member hereunder, then such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any penalties or expenses that arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members, partners, shareholders, and, as determined by the Tax Matters Partner in its sole and absolute discretion, consultants, agents or advisors was grossly negligent or engaged in willful misconduct or fraud. Additionally, each Member shall indemnify the Company against any losses and liabilities (including interest and penalties) related to any income tax payable by the Company that (as reasonably determined by the Tax Matters Partner based upon this Agreement) is attributable or allocable to such Member. The provisions contained in this Section 4.4(b) shall survive the termination of the Company and the Transfer of any Equity Interest.

ARTICLE 5.    DISTRIBUTIONS

Section 5.1     Other Distributions. Subject to the provisions of Section 5.2 and Section 5.3, the Company shall distribute Available Cash at the times and in amounts as determined by the Board of Managers. Any distribution made to the Members pursuant to this Section 5.1 (other than at liquidation or sale of all or substantially all of the Company’s assets, which distributions shall be made pursuant to the terms of Section 10.3) shall be distributed to the Members in accordance with their respective Common Percentage Interests determined as of the date of such distribution.

Section 5.2     Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, the Board of Managers shall make a distribution to the extent of Available Cash (each, a “Tax Distribution”), at the same time and with the same priority, to the Members, pro rata in accordance with their relative Tax Amounts, until each Member has received an amount equal to its Tax Amount; provided, that any amounts distributed to a Member pursuant to this Section 5.2 shall be deemed to be an advance of distributions to which such Member is otherwise entitled pursuant to Section 5.1 or Section 10.3. Tax Distributions shall be made no later than ten (10) Business Days prior to each due date for quarterly estimated U.S. federal income tax payments for individuals or corporations, whichever is earlier. No distributions other than Tax Distributions shall be made to Members at any time when a Tax Distribution required to be paid by the Company has not been paid, and any distributions made in contravention of this sentence shall be promptly repaid by the Members receiving such distributions upon the Company’s demand.

Section 5.3     Limitations on Distributions.

(a)        Anything to the contrary herein notwithstanding:

(i)     no distribution pursuant to this Agreement shall be made if such distribution would (x) result in a violation of the Act or (y) violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect Subsidiaries is a party;

(ii)     if, at any time, (A) pursuant to the terms and conditions of the Plan (including due to the fact that the Trust Disbursement Termination Date has not occurred) MOI is obligated to disburse to the Liquidating Trust all or a portion of the distributions MOI actually receives pursuant to the terms and conditions of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise) in order to satisfy certain claims, including the Allowed Other Secured Claims (as defined in the Plan) and the Allowed General Unsecured Claims (as defined in the Plan), (such claims, collectively, the “Outstanding Bankruptcy Claims”), and (B) pursuant to the terms and subject to the conditions of this Agreement (including the rights of the Company or SLH under Section 3.2(f) if MOI is a Defaulting Member, the rights of the Company or SLH under Section 5.3(a)(iii) if MOI is the Subject Member, and any limitations on distributions), MOI actually receives a distribution hereunder (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then all such distributions actually paid to MOI will immediately be paid by MOI to the Liquidating Trust pursuant to the terms and conditions of the Plan to be applied against the Outstanding Bankruptcy Claims;

(iii)     if, at any time, (A) in connection with any Litigation (as defined in the Contribution Agreement) brought pursuant to Section 9.1 of the Contribution Agreement, or otherwise arising out of or in connection with the Contribution Agreement, any amounts payable by SLH or MOI, as applicable (the “Subject Member”), to SLH, MOI or the Company in connection with such Litigation pursuant to a final, non-appealable judgment by a court of competent jurisdiction have not been paid or otherwise discharged in full, (any such amounts, “Outstanding Claims”), and (B) the Subject Member is entitled to receive a distribution pursuant to the terms of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then all such distributions otherwise payable to the Subject Member will (1) first, be applied to satisfy all such Outstanding Claims until such time as all such Outstanding Claims have been paid or otherwise discharged in full and (2) thereafter, the balance, if any, of any such distributions shall be paid to the Subject Member in accordance with the terms and conditions of this Agreement;

(iv)     if, at any time following the Reimbursement Deadline, (A) any amount of the Actual Reactivation Costs is outstanding and unpaid and (B) SLH is entitled to receive a distribution pursuant to the terms of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then such distributions otherwise payable to SLH will (1) first, be applied to satisfy any such outstanding and unpaid Actual Reactivation Costs owed to the Company until the amount of such outstanding and unpaid Actual Reactivation Costs is reduced to zero and (2) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement;

(v)     in the event that (A) a Liquidity Event occurs following the date of delivery of the Reactivation Notice but prior to the Reimbursement Deadline, (B) as of the date of such Liquidity Event, any amount of the Actual Reactivation Costs is outstanding and unpaid and (C) SLH is entitled to receive a distribution in connection with such Liquidity Event pursuant to the terms of this Agreement, then such distributions otherwise payable to SLH will (1) first, be applied to satisfy any such outstanding and unpaid Actual Reactivation Costs owed to the Company until the amount of such outstanding and unpaid Actual Reactivation Costs are reduced to zero and (2) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement; provided, that, for the avoidance of doubt, the terms and conditions set forth in Section 13.5(b) will not apply in connection with Actual Reactivation Costs paid in accordance with this Section 5.3(a)(v); and

(vi)     in the event that (A) a Liquidity Event occurs prior to the completion of the reactivation of any Idle Vessel and (B) SLH is entitled to receive a distribution in connection with such Liquidity Event pursuant to the terms of this Agreement, then (1) the Imputed Reactivation Costs will be deemed due and payable by SLH to the Company as of the date of such Liquidity Event and (2) such distributions otherwise payable to SLH will (I) first be applied to satisfy the amount of such Imputed Reactivation Costs until the outstanding and unpaid Imputed Reactivation Costs are reduced to zero and (II) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement.

(b)        In the event that a distribution is not made as a result of the application of paragraph (a)(i) of this Section 5.3, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 5.3.

(c)        Any amounts applied to satisfy any (i) Outstanding Claims, (ii) Actual Reactivation Costs, or (iii) Imputed Reactivation Costs, as applicable, as a result of the application of paragraphs (a)(iii)-(vi) of this Section 5.3, shall be treated as if they were distributed to the Member otherwise entitled to such amounts, as applicable, for purposes of this Agreement.

Section 5.4     Reserves. The Company may establish reserves in such amounts and for such time periods as the Board of Managers determines are reasonably necessary for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, in the determination of the Board of Managers, the balance may be distributed to the Members in accordance with this Article 5.

ARTICLE 6.   BOOKS OF ACCOUNT; RECORDS AND REPORTS; FISCAL YEAR

Section 6.1     Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters related to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Board of Managers in its sole discretion to be most beneficial for the Company. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in Section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names, addresses and Common Percentage Interests of all Members.

Section 6.2     Annual Reports. Within ninety (90) calendar days after the end of each Fiscal Year, the Company shall send to each Person who was a Member at any time during such Fiscal Year a copy of Schedule K-1 to IRS Form 1065 (or any successor form) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for federal income tax purposes and corresponding analogous state and local tax forms; provided, however, that such ninety (90)-calendar day period shall be reasonably extended to the extent it is not possible to provide the materials specified in this Section 6.2 within ninety (90) days following the end of a Fiscal Year due to the failure of third parties (including Persons in which the Company has invested directly or indirectly) to provide information necessary to prepare such materials.

Section 6.3     Financial Reports. The Company shall deliver the following reports to the Members at the times specified below:

(a)        as soon as available and in any event within sixty (60) calendar days after the end of each of the first three quarters of each Fiscal Year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(b)        as soon as available and in any event within one hundred twenty (120) calendar days after the end of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(c)        to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company, as soon as available.

Section 6.4     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

Section 6.5     Amended Returns. In the event of an adjustment by the IRS or any state or local taxing authority of any item of income, gain, loss, deduction or credit of the Company for a taxable year of the Company beginning after December 31, 2017 under Section 6225(a) of the Code or similar provision of state or local law (a “Partnership Audit Adjustment”) that results, or would with the passing of time result, in a final assessment under Section 6232 of the Code or similar provision of state or local law, unless the Tax Matters Partner elects not to apply the provisions of this Section 6.5, upon the receipt of an amended Schedule K-1 from the Company (other than pursuant to Code Section 6226 or similar provision of state or local law), each Member (and each former Member) agrees to file an amended return as provided under Section 6225(c)(2) of the Code or similar provision of state or local law taking into account all Partnership Audit Adjustments allocated to such Member (or former Member) as proposed in the Partnership Audit Adjustment (or, for the avoidance of doubt, as otherwise allocated pursuant to this Agreement if not allocated in the Partnership Audit Adjustment), and to pay the amount of any tax (including any interest and penalties thereon) due with respect to such amended return in such a manner and in such amount that the amount of any “imputed underpayment” of the Company, within the meaning of Section 6225(a)(1) of the Code or similar provision of state or local law, otherwise resulting from the Member’s (or former Member’s) allocable share of the Partnership Audit Adjustment is determined without regard to the portion of the Partnership Audit Adjustment taken into account by such Member (or former Member) on such amended return. The provisions contained in this Section 6.5 shall survive the termination of the Company and the Transfer of any Equity Interest.

ARTICLE 7.   POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1     Limitations. Other than as set forth in this Agreement, the Members (other than those Members that are also members of the Board of Managers, and solely in such Member’s capacity as members of the Board of Managers) shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board of Managers.

Section 7.2     Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities whatsoever in excess of the balance of such Member’s Capital Account. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3     Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4     Corporate Opportunities. Each Member hereby expressly acknowledges and agrees that if it identifies or otherwise acquires knowledge or receives information of any transaction or potential transaction or matter that relates directly to owning and operating self-propelled, self-elevating liftboat vessels (any such transaction or potential transaction, a “Corporate Opportunity”), and such Member or its Affiliate (the “Notifying Member”) desires to actively pursue such Corporate Opportunity, then such Member will communicate and present all material information received by such Member regarding such Corporate Opportunity to the Board of Managers. Following such presentation, the Board of Managers shall determine as soon as practicable whether the Company will pursue such Corporate Opportunity and if (a) the Board of Managers determines that the Company will not pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Member and the Notifying Member may pursue such Corporate Opportunity independently of the Company either by itself or in conjunction with third parties or (b) the Board of Managers determines that the Company will pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Member and the Notifying Member shall not directly or indirectly pursue such Corporate Opportunity independently of the Company. For the avoidance of doubt, (i) a decision by the Board of Managers that the Company will not to pursue a Corporate Opportunity shall not be subject to challenge by any Member if the Board of Managers reasonably determined that the Company does not have the ability to fund such Corporate Opportunity through (A) a Capital Call that would not result in any Member becoming a Defaulting Member under Section 3.2(f) or (B) any other commercially reasonable source of funding that is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7), and (ii) no Member shall have any obligation to offer any business opportunity other than a Corporate Opportunity to the Board of Managers, the Company or any of its Subsidiaries and will not be restricted from owning, operating, managing, controlling, engaging in, participating in, investing in, financing, rendering services for or otherwise carrying out any business opportunity that is not a Corporate Opportunity.

Section 7.5     Member Standard of Care. To the fullest extent permitted by law, no Member shall have any fiduciary duties whatsoever to the Company or to any other Member except as set forth in Section 7.4. For the avoidance of doubt, the fiduciary duties of each Member of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as a Member, in accordance with Section 7.4) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. To the extent that any Member has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 7.5, such liabilities and duties are hereby eliminated to the extent permitted under the Act.

Section 7.6     Certain Actions. Notwithstanding anything to the contrary contained in this Agreement, and without limitation, the Company shall not take, directly or indirectly on behalf of the Company or any of its Subsidiaries, and no Manager, officer or employee of the Company shall have any authority to cause or to permit the Company or any of its Subsidiaries to take, any of the following actions, unless such action is first approved by the holders of eighty percent (80%) or more of the total amount of then-outstanding Common Units:

(a)        change the Company’s or any of its Subsidiaries’ principal business purpose as set forth in Section 1.3;

(b)        following the date of this Agreement, except as provided on Schedule IV or as otherwise expressly contemplated by this Agreement, enter into any material transaction (or series of related transactions) between the Company or any of its Subsidiaries, on the one hand, and a Member or Manager or an Affiliate of such Member or Manager, on the other hand (in the case of this clause (b), such approval not to be unreasonably withheld, conditioned or delayed); or

(c)        except as specifically provided for herein, change any tax election of the Company or any of its Subsidiaries if such change would result in a material and adverse effect on the Members.

ARTICLE 8.   POWERS, RIGHTS AND DUTIES OF THE BOARD OF MANAGERS

Section 8.1     Authority. Subject to the limitations provided in this Agreement and except as specifically contemplated by this Agreement, the Board of Managers shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action authorized by the Board of Managers shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board of Managers as set forth in this Agreement.

Section 8.2     Powers and Duties of the Board of Managers.

(a)         Except as otherwise specifically provided herein, the Board of Managers shall have all rights and powers of a “manager” under the Act, and shall have such exclusive and complete authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement; provided, however, that no individual Manager shall have the authority or right to act for or bind the Company without the requisite consent of the Board of Managers as provided herein.

(b)        Without limiting the generality of the foregoing, the Board of Managers shall have the authority, in its sole discretion and without the consent of any Member, to take, and to cause and permit the Company or any of its Subsidiaries to take, any of the following actions:

(i)         amend this Agreement in accordance with Section 12.1;

(ii)        issue and sell additional Common Units or other Equity Interests and admit Additional Members in accordance with Section 8.14;

(iii)      effect a merger or consolidation or membership interest exchange of the Company or any Subsidiary thereof, a sale of all or substantially all of the Company’s, and/or any of its Subsidiaries’, assets, or any other transaction that involves a Sale of the Company; or

(iv)       take or file any action or institute any proceedings under any chapter of the Bankruptcy Code, or, in accordance with Article 10, wind-up, dissolve and/or liquidate the Company or any Subsidiary thereof;

provided, however, that solely to the extent any such action would have a material and disproportionate adverse effect on the rights and obligations of any Member hereunder relative to rights and obligations of the other Members hereunder, then such action will, in addition to approval by the Board of Managers, require the prior written consent of each such affected Member and, provided, further, that the issuance and sale of Equity Interests in accordance with Sections 8.14 and 8.15 shall not be considered to have a disproportionate adverse effect on the rights and obligations of any Member.

Section 8.3     Board of Managers. A Board of Managers shall be established to manage the business and affairs of the Company in accordance with the following terms:

(a)        Appointment and Term of Managers; Vacancies; Removal.

(i)     The Board of Managers shall initially consist of up to three (3) Managers designated in accordance with this Section 8.3(a), as such number of Managers shall be set from time to time by unanimous vote of the Board of Managers. The Managers shall be designated as follows:

(A)     SLH shall have the right to designate up to two (2) Managers (each, an “SLH Manager”); and

(B)     MOI shall have the right to designate one (1) Manager (the “MOI Manager”).

(ii)     The Board of Managers shall from time to time by majority vote elect a Chairman of the Board (the “Chairman of the Board”) who shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may be delegated to him or her by the Board of Managers. The Board of Managers, including the Chairman of the Board, shall initially be composed of the Persons set forth on Schedule V, which such schedule shall be updated from time to time by the Board of Managers to reflect any changes to the Board of Managers pursuant to this Article 8.

(iii)     Each Manager shall hold office from the time of his or her appointment until his or her death, resignation or removal. If at any time any Manager ceases to serve on the Board of Managers (whether due to death, resignation, removal or otherwise), then only the Member entitled to designate such Manager pursuant to this Section 8.3(a) shall be entitled to designate a replacement for such Manager in accordance with this Section 8.3(a) by written notice to the Company and the other Member; provided, that any replacement must either be (A) an executive officer of the designating Member or any of its Affiliates or (B) otherwise reasonably acceptable to the other Member.

(iv)     SLH may at any time, with or without cause, remove any Manager designated by SLH upon written notice to the Company. MOI may at any time, with or without cause, remove any Manager designated by MOI upon written notice to the Company.

(v)     Each Manager (including the Chairman of the Board) shall be a United States Citizen.

(b)        Meetings. Meetings of the Board of Managers, regular or special, may be held at any place within or without the State of Delaware. Members of the Board of Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. The Board of Managers may from time to time fix times and places for regular meetings of the Board of Managers, following which no notice of such meetings need be given. A special meeting of the Board of Managers shall be held whenever called by any Manager then in office, at such time and place as shall be specified in the notice or waiver thereof. Written notice of each special meeting shall be given by the person calling the meeting to each Manager personally, or by faxing or emailing, and telephoning the same, not later than two (2) Business Days prior to the time and date scheduled for such special meeting. Attendance at any meeting of the Board of Managers shall constitute waiver of notice of such meeting. Additionally, a waiver of such notice in writing signed by the Manager entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(c)        Quorum and Voting. A whole number of Managers exceeding fifty percent (50%) of the entire Board of Managers entitled to vote, either present or represented by proxy, shall constitute a quorum for the transaction of business. If there exists less than a quorum at any meeting of the Board of Managers, a majority of the Managers present may adjourn the meeting from time to time; provided, that notice of such adjournment and the time and place of the rescheduled meeting shall be given to all of the Managers not then in attendance. The vote of a majority of the Managers present at a meeting at which a quorum is present, or at an adjourned meeting, shall be the act of the Board of Managers. Each Manager shall have one vote for any matter for which approval of the Board of Managers is required by the Act or this Agreement; provided, that any voting rights related to any of the Board of Manager seats as to which SLH has the right to designate a Manager shall be fully exercisable by any SLH designated Manager then serving on the Board of Managers and present at a meeting without the need for a signed proxy as described in Section 8.3(d).

(d)        Proxies. Each Manager entitled to vote at a meeting of the Board of Managers may authorize another person or persons to act for him or her by proxy. Each proxy shall be signed by the Manager giving such proxy and delivered to the Company.

(e)        Written Consent of Managers in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all members of the Board of Managers unanimously consent thereto in writing.

(f)        Resignation. Any Manager may resign at any time upon written notice to the Company. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

(g)        Compensation. The members of the Board of Managers shall not be entitled to receive compensation for services to the Company in their capacities as Managers.

Section 8.4     Officers, Agents and Employees.

(a)        Appointment and Term of Office. The Board of Managers shall appoint a Chief Executive Officer who shall govern the day-to-day operations of the Company and who shall initially be Lee Orgeron. In addition, the Board of Managers may appoint, and may delegate power to appoint, such other officers, agents and employees of the Company as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Board of Managers; provided that, unless the Board of Managers determines otherwise, if the title of an officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Each officer that is a President, Chief Executive Officer or Vice President of the Company shall be a United States Citizen; provided, however, that any officer of the Company who is not a United States Citizen is not authorized to act, and may not act, in the absence or disability of the President or Chief Executive Officer of the Company. Except as may be prescribed otherwise by the Board of Managers in a particular case, all officers of the Company shall hold their offices at the pleasure of the Board of Managers for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Board of Managers shall constitute the act of, and serve to bind, the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Board of Managers.

(b)        Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer, agent or employee of the Company may be removed by the Board of Managers with or without cause at any time. The Board of Managers may delegate such power of removal as to officers, agents and employees not appointed by the Board of Managers.

(c)        Compensation. The compensation of the officers of the Company shall be fixed by the Board of Managers, but this power may be delegated to any officer in respect of other officers under his or her control.

(d)        Standard of Care. Subject to Section 8.7, the officers, in the performance of their duties as such, shall owe to the Company and to the Members duties of loyalty and due care, in each case, of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. For the avoidance of doubt, the fiduciary duties of each officer of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as an officer, in accordance with Section 8.7) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. No officer shall be liable to the Company or the Members for any monetary damages for breach of fiduciary duty as an officer other than for (i) breach of such officer’s duty of loyalty to the Company or its Members, (ii) acts or omissions that were not in good faith or which involve fraud, intentional misconduct or a knowing violation of law, or (iii) any transaction from which the officer derived an improper personal benefit.

Section 8.5     Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 8.6     Other Activities . The members of the Board of Managers shall not be required to manage the Company as their sole and exclusive function. The members of the Board of Managers may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of the members of the Board of Managers or to the income or proceeds derived therefrom.

Section 8.7     Corporate Opportunities. If any Manager or officer identifies or otherwise acquires knowledge or receives information of any Corporate Opportunity, and such Manager, officer or its respective Affiliate (the “Notifying Manager/Officer”) desires to actively pursue such Corporate Opportunity, then such Notifying Manager/Officer will have the obligation to communicate and present all material information received by such Notifying Manager/Officer regarding such Corporate Opportunity to the Board of Managers. Following such presentation, the Board of Managers shall determine as soon as practicable whether the Company will pursue such Corporate Opportunity and if (a) the Board of Managers determines that the Company will not pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Manager/Officer and the Notifying Manager/Officer may pursue such Corporate Opportunity independently of the Company either by itself or in conjunction with third parties or (b) the Board of Managers determines that the Company will pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Manager/Officer and the Notifying Manager/Officer shall not directly or indirectly pursue such Corporate Opportunity independently of the Company. For the avoidance of doubt, (i) a decision by the Board of Managers that the Company will not to pursue a Corporate Opportunity shall not be subject to challenge by any Member if the Board of Managers reasonably determined that the Company does not have the ability to fund such Corporate Opportunity through (A) a Capital Call that would not result in any Member becoming a Defaulting Member under Section 3.2(f) or (B) any other commercially reasonable source of funding that is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7), and (ii) no Manager shall have any obligation to offer any business opportunity other than a Corporate Opportunity to the Board of Managers, the Company or any of its Subsidiaries and will not be restricted from owning, operating, managing, controlling, engaging in, participating in, investing in, financing, rendering services for or otherwise carrying out any business opportunity that is not a Corporate Opportunity.

Section 8.8     Exculpation. No Manager, officer, agent or employee of the Company shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. No Manager, officer, agent or employee of the Company shall be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Equity Interests in the Company. No Manager, officer, agent or employee of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person’s fraud, willful misconduct or gross negligence.

Section 8.9     Tax Elections and Reporting.

(a)        Generally. The Company shall make all such elections under the Code or Regulations as the Board of Managers may elect; provided, that the Company (i) shall make any election as necessary to have the TEFRA unified audit provisions apply, and (ii) if requested by a Member in connection with the Transfer of Equity Interests to a Permitted Transferee, shall file an election on behalf of the Company pursuant to Code Section 754 (and applicable state law) to adjust the basis of the Company’s assets.

(b)        Company Tax Returns. The Tax Matters Partner shall be charged with preparing, or causing to be prepared, at the cost of the Company and its Subsidiaries, all necessary tax returns (including information returns) for the Company and its Subsidiaries. Each Member shall provide such information, if any, as may be needed by the Tax Matters Partner and the Company or its Subsidiaries for purposes of preparing such tax returns.

(c)        Tax Audits. The Tax Matters Partner shall be (i) the “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law) with all of the rights, duties and powers provided for in Sections 6221 through 6234, inclusive, of the Code (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) (and any similar provisions of state, local or foreign law) and (ii) the “partnership representative” for purposes of Section 6223(a) of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law). The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Regulations. Expenses incurred by the Tax Matters Partner acting in its capacity as such shall be borne by the Company. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

Section 8.10     Indemnification of the Board of Managers, Officers and Agents.

(a)        The Company shall indemnify and hold harmless the Managers, officers, agents and employees of the Company (each, an “Indemnified Party”) from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 8.10 shall be only from the assets of the Company.

(b)        Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company in full for such advances.

(c)        No amendment, modification or deletion of this Section 8.10 will apply to or have any effect on the right of any Indemnified Party to indemnification for, or with respect to, any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

(d)        The Company shall maintain at all times in full force and effect insurance, at the Company’s expense, to protect itself, the Board of Managers, and current and former Managers and officers on such terms that the Board of Managers deem appropriate under the circumstances.

(e)        To the fullest extent permitted by applicable law, and except as otherwise expressly provided for in this Agreement, (i) no representative of any Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall have any personal liability to any other Person resulting from, arising out of, or related to this Agreement, (ii) this Agreement may only be enforced against, and any proceedings for breach of this Agreement may only be made against the parties hereto, and (iii) no representative of any Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall have any personal liability for any liabilities or obligations of any such Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates for any action or proceeding (whether in tort, contract or otherwise) arising in connection with this Agreement and no personal liability with respect thereto shall attach to any such representative, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by the virtue of any statute, regulation or other applicable law, or otherwise.

Section 8.11     Primary Obligation. With respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by, SLH or any of its Affiliates or MOI or any of its Affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its Subsidiaries, the Company or such Subsidiaries, as applicable, shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of the Company or any of its Subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that SLH and/or any of its Affiliates, other than the Company or the Company’s Subsidiaries, or MOI and/or any of its Affiliates, other than the Company or the Company’s Subsidiaries, (such persons, together with its and their respective heirs, successors and assigns, the “Member Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its Subsidiaries have any right or claim against any of the Member Parties for contribution or have rights of subrogation against any of the Member Parties through an Indemnified Party for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any Member Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse such Member Parties for such payment or advance upon request.

Section 8.12     Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business. The Members, Managers, officers, agents or employees of the Company shall be entitled to receive out of the Company’s funds reimbursement of all reasonable and documented Company expenses expended by such Persons in furtherance of the Company’s business subject to such policies as the Board of Managers may adopt.

Section 8.13     Standard of Care. Subject to Sections 8.6 and 8.7, the Managers, in the performance of their duties as such, shall owe to the Company and to the Members duties of loyalty and due care, in each case, of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware. For the avoidance of doubt, the fiduciary duties of each Manager of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as a Manager, in accordance with Section 8.7) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. No Manager shall be liable to the Company or the Members for any monetary damages for breach of fiduciary duty as a Manager other than for (a) breach of such Manager’s duty of loyalty to the Company or its Members, (b) acts or omissions that were not in good faith or which involve fraud, intentional misconduct or a knowing violation of law, or (c) any transaction from which the Manager derived an improper personal benefit.

Section 8.14     Additional Units; Additional Members.

(a)        Subject to the requirements set forth in Section 8.15, the Company may, at the discretion of the Board of Managers, (i) issue additional Common Units or other Equity Interests at any time and from time to time to any Person for the amount of consideration, if any, as determined by the Board of Managers and (ii) subject to paragraphs (b), (c) and (d) of this Section 8.14, admit such Person as a new member (an “Additional Member”) with all of the rights and obligations of a Member under this Agreement. Each Additional Member’s Capital Account balance shall initially equal the amount of cash, or the Contribution Value of any property, contributed by such Member to the Company and, if no cash or property is contributed by such Member to the Company, such Additional Member’s Capital Account balance shall initially equal zero.

(b)        Notwithstanding the provisions of Section 8.14(a), no Person may be admitted as an Additional Member if such admission would (i) cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704, (iii) violate or cause the Company to violate any applicable U.S. federal, state or foreign law, rule or regulation including the Securities Act or any other applicable U.S. federal, state or foreign securities laws, rules or regulations, (iv) cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or (v) cause some or all of the Company’s assets to be “plan assets” or the trading and investment activity of the Company to be subject to ERISA and/or Section 4975 of the Code.

(c)        Each Additional Member shall automatically be bound by all of the terms and conditions of this Agreement applicable to a Member.

(d)        Each Person desiring to become an Additional Member shall be admitted to the Company upon (i) the approval of the Board of Managers and (ii) the delivery of a joinder to this Agreement, in form and substance satisfactory to the Board of Managers and pursuant to which such Additional Member agrees to be bound by the terms and provisions of this Agreement, which has been duly executed and delivered to the Company and (iii) the execution and delivery of any other documentation required by the Board of Managers. The Company shall reflect each admission authorized under this Section 8.14 by preparing an amendment or an amendment and restatement, as applicable, to this Agreement to reflect such admission.

Section 8.15     Issuance of Equity Interests by the Company. Any issuance or sale of Equity Interests (other than issuance or sale of Exempt Interests) by the Company shall be subject to the following provisions:

(a)        Except as otherwise provided in this Section 8.15, each Member as of the Preemptive Offer Record Date shall have the right (the “Preemptive Right”), but not the obligation, to purchase or subscribe for up to its pro rata share (based on its respective Common Percentage Interest) of the Equity Interests proposed to be issued by the Company (such pro rata share, a Member’s “Base Amount”) and a share of any Unelected Amounts. The Preemptive Right shall be assignable by each Member to any Affiliate of such Member, so long as such assignment shall comply with the terms of Article 9 to the same extent as if such assignment were a Transfer of Equity Interests.

(b)        The Company shall give each Member written notice of the Company’s intention to issue or sell Equity Interests (a “New Issuance Notice”) which shall state (i) the terms of the Equity Interests and the number or amount proposed to be issued, (ii) the cash price per number or amount of the Equity Interests, (iii) the material terms and conditions of the sale or issuance of the Equity Interests, (iv) each Member’s right to purchase a portion of the Equity Interests pursuant to the terms and conditions set forth in Section 8.15(c), and (v) the record date for determining each Member’s Base Amount; provided, however, that if a record date is not specified in the New Issuance Notice, the record date shall be the date of the New Issuance Notice (the “Preemptive Offer Record Date”).

(c)        Each applicable Member shall have thirty (30) calendar days from the delivery date of the New Issuance Notice (the “Election Period”) to deliver written notice of its intention to purchase all or any portion of its Base Amount and, if applicable, Additional Amount at the price per Equity Interest and upon the terms and conditions set forth in the New Issuance Notice (the “Election Notice”). The Election Notice shall be irrevocable and must be received by the Company prior to the expiration of the Election Period, and the failure of any Member to deliver an Election Notice within the Election Period shall be deemed a waiver by such Member of its Preemptive Right with respect to any such Equity Interests. The Election Notice shall (i) state the quantity the Member intends to purchase of its Base Amount and (ii) indicate the maximum additional amount of Equity Interests that such Member would be willing to purchase (the “Additional Amount”), if any, of the remaining Base Amounts not elected by the other Members (the “Unelected Amounts”). Each Member that indicated that it would be willing to commit an Additional Amount will be deemed to have committed to purchase, in addition to such Member’s Base Amount, a pro rata portion of the Unelected Amounts (based on the respective Additional Amounts elected by each such participating Member) up to the Additional Amount set forth in such Member’s Election Notice. Any purchase of Equity Interests by a Member pursuant to this Section 8.15 shall be consummated on or prior to the later of (x) the date on which all other Equity Interests described in the applicable Issuance Notice are issued, sold or distributed and (y) the tenth (10th) Business Day following delivery of the Election Notice by such Member.

(d)        Upon the expiration of the Election Period, the Company may sell or issue to other Persons all of the Equity Interests not purchased by the Members as provided in this Section 8.15 on terms and conditions, including price, not materially less favorable to the Company, taken as a whole, than those set forth in the New Issuance Notice; provided, that the sale or issuance is bona fide and is made pursuant to an agreement entered into within one hundred twenty (120) calendar days after the earlier to occur of (i) the waiver by all of the then-current Members of their Preemptive Right to purchase the Equity Interests and (ii) the expiration of the Election Period. If no such agreement is entered into within such one hundred twenty (120) calendar day period or if such sale or issuance is not consummated within ninety (90) calendar days after such agreement has been entered into, in each case, for any reason, then the restrictions provided for in this Section 8.15 shall again become effective, and no issuance and sale of Equity Interests may be made thereafter by the Company without again offering the Equity Interests in accordance with this Section 8.15; provided, that if such issuance or sale is subject to regulatory approval, such ninety (90) calendar day period shall be extended until the date that is ten (10) Business Days after all such approvals have been received.

(e)        Notwithstanding the foregoing provisions of this Section 8.15, Members shall not have the Preemptive Right to participate in the issuance or sale of any Equity Interests which are otherwise authorized to be issued in accordance with this Agreement (i) if such Equity Interests are being issued to management or key personnel of the Company representing not more than fifteen percent (15%) of the fully diluted outstanding Equity Interests of the Company, (ii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition, consolidation or similar transaction (regardless of the form or nature thereof), (iii) pursuant to a public offering of any Equity Interests in the Company, (iv) in connection with any bona fide, arm’s-length transaction with any Person that is deemed a strategic partner, as determined by the Board of Managers in good faith (other than any Affiliate of the Company), (v) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Equity Interests, (vi) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries or (vii) in connection with Section 3.2(f)(ii) or Section 3.8(b) (the Equity Interests described in the foregoing clauses (i) through (vii), “Exempt Interests”). The Company shall not be obligated to consummate any proposed issuance or sale of Equity Interests, nor be liable to any Member if the Company has not consummated any proposed issuance or sale of Equity Interests pursuant to this Section 8.15 for whatever reason, including if such issuance or sale would require any Equity Interests to be registered under any U.S. federal or state securities law (or if such issuance or sale would violate any of such laws or other applicable law, rule, court order or similar legal authority), regardless of whether it shall have delivered a New Issuance Notice or received any notice of exercise in respect of such proposed issuance or sale.

(f)        Notwithstanding anything contained in this Section 8.15, the closing date of any proposed issuance or sale of Equity Interests to which this Section 8.15 applies may, at the Company’s discretion, occur prior to the expiration of the Election Period; provided, that in such case each Member (other than those who elected to purchase Equity Interests on such closing date) shall continue to have the right to exercise its rights under this Section 8.15 by delivering a notice of exercise within the Election Period pursuant to Section 8.15(c) to acquire from the Company (or, as determined by the Company, from the purchasers of the Equity Interests on such closing date) the number of Equity Interests determined in accordance with Section 8.15(a) at the price and on the terms specified in the New Issuance Notice.

(g)        Notwithstanding the other provisions of this Section 8.15, if the Managers determine that, in the best interests of the Company, the Company should issue or sell Equity Interests that would otherwise be required to be offered to the Members pursuant to this Section 8.15 prior to such issuance or sale, the Company may issue or sell such Equity Interests without first complying with the provisions of this Section 8.15; provided, however, that, within forty-five (45) calendar days after the consummation of such issuance or sale, the Company shall offer to each Member the opportunity to purchase the number of Equity Interests that such Member would have otherwise been entitled to purchase pursuant to the terms of this Section 8.15.

ARTICLE 9.   TRANSFERS OF INTERESTS BY MEMBERS

Section 9.1     General. No Member may Transfer all or any portion of its Equity Interests (any person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”), except in accordance with the terms and conditions set forth in this Article 9. No Transfer of an Equity Interest in the Company shall be effective until such time as all requirements of this Article 9 in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Board of Managers, all of same shall have been confirmed in writing by the Board of Managers. Any Transfer or purported Transfer of an Equity Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable under Article 5 or Article 10 in respect of an Equity Interest in the Company that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest. Except as expressly permitted pursuant to the terms of this Agreement (including pursuant to Section 3.2(f)(i) and Section 3.2(g)(i)), or otherwise with the consent of the Board of Managers, no Member may directly or indirectly pledge, hypothecate, mortgage, or create a security interest in, or encumbrance upon, all or any of its Equity Interests.

Section 9.2     General Restrictions on Transfer.

(a)        A Member may not Transfer all or any portion of its Equity Interests to any Person; provided, that without the consent of the Managers or any other Member:

(i)       any Member may Transfer all or a portion of its Equity Interests to one or more of its Permitted Transferees;

(ii)     subject to compliance with the terms and conditions of Section 9.3, Section 9.5 and Section 9.6, any Member may Transfer all or a portion of its Equity Interests to any Person;

(iii)     SLH shall have the right to, at any time elect by delivery of written notice to the Company and the other Members, initiate, cause or effectuate a Sale of the Company in accordance with the provisions of Section 9.4 (any such transaction, an “Approved Sale”), and, in the event that SLH elects to initiate, cause or effectuate an Approved Sale in accordance herewith, the terms and conditions of Section 9.3 and Section 9.5 shall not apply with respect thereto; and

(iv)      the Members may effect a Transfer in accordance with Section 3.2(f)(iii).

(b)        Any Transfer by a Member of its Equity Interests to a Transferee in accordance with this Agreement shall transfer to such Transferee all of such Member’s rights and obligations under this Agreement (including its right to appoint Managers, if any, pursuant to Section 8.3(a)). The Transferee of a Member’s Equity Interests in the Company may be admitted to the Company as a Substituted Member upon the prior consent of the Board of Managers. Unless a Transferee of a Member’s Equity Interests in the Company is admitted as a Substituted Member under this Section 9.2, it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Act as are consistent with this Agreement. No Transferee of a Member’s Equity Interests shall become a Substituted Member unless such Transfer shall be made in compliance with this Section 9.2 and Section 9.6.

(c)        Upon the Transfer of all the Equity Interests in the Company of a Member and effective upon the admission of its Transferee as a Substituted Member, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d)        Upon the death, disability, dissolution, resignation or withdrawal in contravention of Section 10.1, or the bankruptcy of a Member (the “Withdrawing Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Equity Interests in the Company, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement. For purposes of this Section 9.2(d), if a Withdrawing Member’s Equity Interests in the Company are held by more than one Person (for purposes of this clause (d), the “Assignees”), the Assignees shall appoint (by delivery of written notice to the Company) one Person with full authority to accept notices and distributions with respect to such Equity Interests in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(e)        Upon request of the Company, each Member agrees to provide to the Company information regarding its adjusted tax basis in its Equity Interests along with documentation substantiating such amount, and any other information, documentations and certifications necessary for the Company to comply with Section 743 of the Code and the Regulations thereunder.

(f)        The Company shall reflect each Transfer and admission authorized under this Article 9 by preparing an amendment or an amendment and restatement, as applicable, to this Agreement to reflect such Transfer or admission.

Section 9.3     Right of First Offer. Prior to any Transfer by a Member of all or any portion of its Equity Interests other than (x) to a Permitted Transferee of such Member or (y) in connection with an Approved Sale, such Transferor Member must first comply with the provisions of this Section 9.3.

(a)        The Transferor shall first deliver to the other Member (the “Offeree”) and the Company a written notice (the “Offer Notice”) that sets forth (i) the amount of Equity Interests proposed to be Transferred (the “Subject Interest”), (ii) the Common Percentage Interest represented by the Subject Interest, (iii) the amount that the Transferor proposes to be paid in cash for the Subject Interest (the “Offer Price”) and the manner of payment therefor and (iv) the material terms and conditions of such proposed Transfer, which terms and conditions shall be reasonable (a bona fide offer) for such a proposed Transfer. The Offer Notice shall constitute an irrevocable offer by the Transferor to sell to the Offeree the Subject Interest for cash at the Offer Price on the terms set forth in the Offer Notice.

(b)        The Offeree shall have until the tenth (10th) Business Day following the delivery of the Offer Notice (the “Offer Period”) in which to notify the Transferor and the Company in writing that it accepts such offer as to all (but not less than all) of the Subject Interest offered to such Offeree for the Offer Price and on the terms and conditions set forth in the Offer Notice; provided, that the Offeree may, at any time, provide written notice to the Transferor and the Company that it will not will not exercise, and waives, its rights under this Section 9.3 (and failure to deliver such written notice of acceptance to the Transferor and the Company prior to the expiration of such ten (10)-Business Day period will constitute a waiver of such Offeree’s rights under this Section 9.3 with respect to such proposed Transfer).

(c)        If the Offeree accepts such offer with respect to all (but not less than all) of the Subject Interest, a closing of the purchase of such Subject Interest shall take place at the principal office of the Company at 10:00 A.M. on the tenth (10th) Business Day after the date on which the Offeree notifies the Transferor that it accepts such offer unless the Transferor and the Offeree mutually agree on a different place or time. The Offer Price shall be payable in accordance with the payment terms of the Offer Notice.

(d)        If the Offeree does not timely elect to purchase all (but not less than all) of the Subject Interest for the Offer Price prior to expiration of the Offer Period, the Transferor shall have the right, subject to the other provisions of this Article 9, after complying with the terms and conditions of Section 9.5, to sell the Subject Interest for a period of sixty (60) calendar days (i) at a price that is equal to or greater than the Offer Price and (ii) otherwise on other terms and conditions other than price (taken as a whole) no more favorable to the Transferees thereof than those offered to the Offerees in the Offer Notice. If the Transferor does not Transfer the Subject Interest before the end of such sixty (60)-calendar day period, such Transferor may not sell any Subject Interest without repeating the foregoing procedures of this Section 9.3.

Section 9.4     Company Sale.

(a)        In the event that SLH elects to initiate, cause or effectuate an Approved Sale pursuant to Section 9.2(a)(iii), then, and at the request of SLH, (i) MOI shall (A) agree to sell, and sell, all of its Equity Interests and rights to acquire Equity Interests, if any, at the price and on the terms and subject to the conditions recommended by SLH in good faith and/or, if any vote is required, vote, or cause to be voted, all of its Equity Interests (whether at a meeting which has been duly called or by written consent), (B) cause any Manager appointed by MOI to the Board of Managers to vote in favor of, and (C) take all other necessary or desirable actions within its control (whether in the capacity as a Member, partner, Manager, officer, party to this Agreement or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and consenting to the termination or waiver of provisions of this Agreement as determined by SLH to be reasonably necessary or desirable) as reasonably requested by SLH, and (ii) the Company shall take all necessary or desirable actions within its control (including, if necessary, calling special meetings of the Board of Managers and Members) as reasonably requested by SLH, in each case to approve and effect the Approved Sale (regardless of the form or nature of such Approved Sale), including (A) preparing and executing such documents as may reasonably be required or desirable to effect the Approved Sale, at the price and on the terms and subject to the conditions recommended in good faith by SLH, (B) voting for, consenting to, cooperating in good faith with and not objecting to or otherwise impeding consummation of the Approved Sale and (C) making such other filings, seeking such other approvals and taking all such other actions as may be reasonably necessary or desirable (and as reasonably requested by SLH) to, among other things, obtain regulatory approval of such Approved Sale.

(b)        In furtherance of the provisions of this Section 9.4, MOI shall (i) waive all dissenter’s rights, appraisal rights and similar rights, if any, in connection with the Approved Sale and (ii) take all necessary and desirable actions reasonably requested by the Board of Managers or SLH in connection with the consummation of the Approved Sale, including voting to approve such transaction and executing the applicable definitive documentation and cooperating in obtaining any regulatory approvals of such Approved Sale. In the definitive documentation for any such Approved Sale, (A) each Member shall be obligated to provide with respect to such Member the same representations, warranties, covenants and agreements that SLH agrees to provide with respect to its ownership of the Common Units in connection with such Approved Sale and (B) each Member shall be obligated to join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Common Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that SLH agrees to provide or undertake with respect to itself and/or the Company in connection with such Approved Sale; provided, that, other than in the case of fraud, no Member’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Member on account of the Common Units sold in such Approved Sale; and provided, further, that no Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described in clause (A) to the extent relating to or in respect of any other Member or any other Person’s Equity Interests.

(c)        All expenses incurred in connection with or arising out of an unconsummated Approved Sale (including financial advisors’ fees, attorneys’ fees and accountants’ fees), shall be paid by the Company or one of its Subsidiaries. All expenses incurred in connection with or arising out of a consummated Approved Sale (including financial advisors’ fees, attorneys’ fees and accountants’ fees) shall (i) if the proceeds in such Approved Sale are to be paid directly to the Members, be deducted or offset by the acquiror in such Approved Sale from the aggregate amount of proceeds otherwise payable to the Members in connection with such Approved Sale, or (ii) if the proceeds in such Approved Sale are to be paid directly to the Company, be deduced or offset by either (A) the acquiror in such Approved Sale or (B) the Company, in each case, from the aggregate amount of proceeds otherwise payable to the Company or distributable to the Members, as applicable, in connection with such Approved Sale.

(d)        Upon consummation of the Approved Sale, if MOI has not delivered any documents and instruments as contemplated by the applicable provisions of this Section 9.4, then MOI shall no longer be considered a holder of Equity Interests hereunder and MOI’s sole rights with respect to such Equity Interests shall be to receive the consideration receivable in connection with such Approved Sale upon delivery of the appropriate documents and instruments.

(e)        Upon the consummation of the Approved Sale, the net proceeds (whether cash, property, common stock or otherwise) shall (i) if paid directly to the Members, be paid to the Members according to the amounts to which they would be entitled under this Agreement and in the order of priority set forth in Section 10.3 or (ii) if paid directly to the Company, be distributed by the Company to the Members in accordance with Section 5.1.

(f)        MOI (and each of its Permitted Transferees) hereby (i) irrevocably appoints each of the SLH Managers as its agent and attorney-in-fact (the “Company Sale Agents”) (with full power of substitution) to execute all agreements, documents, instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale as contemplated under this Section 9.4, and (ii) grants to each Company Sale Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Equity Interests having voting power held by such Person, if any, and exercise any consent rights applicable thereto in favor of any such Approved Sale as provided in this Section 9.4; provided, however, that no Company Sale Agent shall exercise such powers-of-attorney or proxies with respect to any such Person unless such Person refuses or fails to comply with its obligations under this Section 9.4. The agreements contained in this Section 9.4 are coupled with an interest and, except as expressly provided in this Agreement, may not be revoked or terminated during the term of this Agreement.

Section 9.5     Tag-Along Rights.

(a)        If, after compliance with the terms and conditions of Section 9.3, any Member (the “Tag-Along Seller”) proposes to Transfer all or any portion of its Common Units to any Person other than a Permitted Transferee of such Tag-Along Seller (such Person, the “Third-Party Buyer”; such Transfer, the “Tag-Along Sale”), then not less than forty-five (45) calendar days prior to the consummation of any such Tag-Along Sale, the Tag-Along Seller shall provide to the other Member (the “Tag-Along Rightholder”) and the Company a written notice (a “Tag-Along Notice”) specifying in reasonable detail (i) the portion of its Common Units to be Transferred to the Third-Party Buyer (the “Tag-Along Triggering Units”), (ii) the purchase price (including an estimate, in the Tag-Along Seller’s reasonable and good faith judgment, of the fair market value of any non-cash consideration) and form of consideration (including any potential purchase price adjustments or deferred consideration payments) to be paid by the Third-Party Buyer, (iii) the closing date of the Tag-Along Sale, (iv) the identity and address of the Third-Party Buyer (and, to the extent material, the direct and indirect beneficial owners of such Third-Party Buyer), (v) all transaction documents related to the Tag-Along Sale and (vi) all other relevant information as to such proposed transaction as may be reasonably necessary for the Tag-Along Rightholder to determine whether or not to participate in the Tag-Along Sale.

(b)        The Tag-Along Rightholder shall have the right, but not the obligation, to participate in the Tag-Along Sale on the terms and conditions set forth in such Tag-Along Notice by delivering written notice (the “Tag-Along Acceptance Notice”) to the Tag-Along Seller prior to 5:00 P.M. (Eastern Time) on the twentieth (20th) calendar day after the date on which such Tag-Along Notice is delivered to the Tag-Along Rightholder and the Company (the “Tag-Along Expiration Date”); provided that the Tag-Along Rightholder may waive its tag-along rights under this Section 9.5 with respect to such Tag-Along Sale prior to the expiration of such twenty (20)-calendar day period by giving written notice thereof to the Tag-Along Seller and the Company (and failure to deliver a Tag-Along Acceptance Notice by the Tag-Along Expiration Date will constitute a waiver of such Tag-Along Rightholder’s tag-along rights under this Section 9.5 with respect to such Tag-Along Sale). The Tag-Along Acceptance Notice shall specify the number of Common Units that the Tag-Along Rightholder elects to Transfer in connection with such Tag-Along Sale (the “Tag-Along Units”) up to a maximum number of Common Units held by such Tag-Along Rightholder equal to the product of (i) the aggregate number of Common Units proposed to be sold by the Tag-Along Seller in such Tag-Along Sale multiplied by (ii) such Tag-Along Rightholder’s Common Percentage Interest determined as of the date of the applicable Tag-Along Notice. Subject to the other terms of this Section 9.5, the delivery of such Tag-Along Acceptance Notice shall constitute an irrevocable binding commitment by such Tag-Along Rightholder to Transfer the number of Tag-Along Units specified in the Tag-Along Acceptance Notice on the terms and conditions set forth in the Tag-Along Notice.

(c)        If the Tag-Along Rightholder delivers the Tag-Along Acceptance Notice in accordance with Section 9.5(b), then (w) such Tag-Along Rightholder’s Tag-Along Units will be included in such Tag-Along Sale and the Tag-Along Triggering Units to be Transferred by the Tag-Along Seller to the Third-Party Buyer in such Tag-Along Sale shall be reduced by the number of Tag-Along Units to be included, (x) such Tag-Along Seller (or any Affiliate thereof) may not Transfer any portion of the Tag-Along Triggering Units unless the Tag-Along Rightholder’s Tag-Along Units are also Transferred in connection with such Tag-Along Sale, (y) the Transfer by the Tag-Along Rightholder shall be on the same date and on terms and conditions as set forth in the Tag-Along Notice and at least as favorable to such Tag-Along Rightholder as the terms and conditions applying to the Tag-Along Seller in connection with such Tag-Along Sale, and (z) the following terms and conditions shall apply:

(i)     each Tag-Along Rightholder shall deliver to the Third-Party Buyer (or to the Tag-Along Seller for delivery to the Third-Party Buyer) one or more instruments or certificates, properly endorsed for Transfer in accordance with the terms and conditions of such Tag-Along Notice applicable to the Tag-Along Rightholder, representing the portion of its Common Units to be Transferred in the Tag-Along Sale;

(ii)     the Tag-Along Rightholder shall (A) take all actions which the Tag-Along Seller deems reasonably necessary or desirable to consummate such transaction, (B) be obligated to provide the same representations, warranties, covenants and agreements with respect to such Tag-Along Rightholder as provided by the Tag-Along Seller, and (C) join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Common Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that the Tag-Along Seller agrees to provide in connection with such Tag-Along Sale; provided, that, other than in the case of fraud, no Tag-Along Rightholder’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Tag-Along Rightholder, on account of the Common Units sold in such Tag-Along Sale;

(iii)     at the time of consummation of the Tag-Along Sale, the Tag-Along Seller shall cause the Third-Party Buyer to remit directly to the Tag-Along Rightholder that portion of the sale proceeds to which such Tag-Along Rightholder is entitled by reason of its participation in such Tag-Along Sale; and

(iv)     the Tag-Along Rightholder and the Tag-Along Seller shall each pay its pro rata share (based upon the portion of the proceeds from the Tag-Along Sale to which each is entitled) of any reasonable and documented transaction costs associated with the Tag-Along Sale other than the legal expenses and selling commissions of the other participants in the Tag-Along Sale.

(d)        If the Tag-Along Seller does not receive a Tag-Along Acceptance Notice from the Tag-Along Rightholder prior to the Tag-Along Expiration Date, the Tag-Along Seller shall have ninety (90) calendar days after the Tag-Along Expiration Date to consummate the proposed transaction identified in the Tag-Along Notice at substantially the same price and on substantially the same the terms and conditions set forth in the Tag-Along Notice. If (i) at the end of such ninety (90) calendar day period, the Tag-Along Seller has not consummated the proposed transaction or (ii) the principal terms and conditions of the proposed transaction identified in the applicable Tag-Along Notice (including terms and conditions with respect to the price to be paid for the Common Units proposed to be Transferred in such proposed transaction) shall change, in any material respect, from those described in the Tag-Along Notice, then the Tag-Along Seller shall again be obligated to comply with the provisions of this Section 9.5 with respect to the proposed Transfer.

Section 9.6     Further Requirements. In addition to the other requirements of Section 9.2, and unless waived in whole or in part by the Board of Managers, no Transfer of all or any portion of a Member’s Equity Interests in the Company may be made unless the following conditions are met:

(a)        the Transfer (and the admission of a Person as a Substituted Member in connection with such Transfer) would not (i) cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704, (iii) violate or cause the Company to violate any applicable U.S. federal, state or foreign law, rule or regulation including the Securities Act or any other applicable U.S. federal, state or foreign securities laws, rules or regulations, (iv) cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or (v) cause some or all of the Company’s assets to be “plan assets” or the trading and investment activity of the Company to be subject to ERISA and/or Section 4975 of the Code;

(b)        the Transferor would not be a Prohibited Person;

(c)        the Transferor shall have delivered to the Company a fully executed copy of all documents relating to the Transfer, executed by both the Transferor and the Transferee, and the agreement of the Transferee in writing, and in form and substance satisfactory to the Board of Managers, to (i) be bound by the terms imposed upon such Transfer by the Board of Managers and by the terms of this Agreement and (ii) assume all obligations of the Transferor under this Agreement relating to the Equity Interests in the Company that are the subject of such Transfer; and

(d)        any waivers from the Board of Managers under this Section 9.6 shall be given or denied in the reasonable discretion of the Board of Managers. The form and content of all documentation delivered to the Board of Managers or the Company under this Section 9.6 shall be subject to the approval of the Board of Managers, which approval may be granted or withheld in the reasonable discretion of the Board of Managers.

Section 9.7     Consequences of Transfers Generally.

(a)        In the event of any Transfer or Transfers permitted under this Article 9, the Transferor and the Equity Interests that are the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Equity Interests subject to all unperformed obligations of the Transferor. Any successor or Transferee hereunder shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(b)        Unless a Transferee of a Member’s Equity Interests becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books or to vote on Company matters. Such a Transfer shall, subject to the penultimate sentence of Section 9.1, merely entitle the Transferee to receive the share of distributions, Net Income, Net Loss and items of income, gain, deduction and loss to which the Transferor otherwise would have been entitled. Each Member agrees that such Member will, upon request of the Board of Managers, execute such certificates or other documents and perform such acts as the Board of Managers deems appropriate after a Transfer of such Member’s Equity Interests (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(c)        The Transfer of a Member’s Equity Interests and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 9.8     Capital Account; Equity Interest. Any Transferee of a Member under this Article 9 shall, subject to the penultimate sentence of Section 9.1, succeed to the portion of the Capital Account and Equity Interest so Transferred to such Transferee.

Section 9.9     Additional Filings; Governmental Compliance.

(a)        Upon the admission of a Substituted Member under Section 9.2, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

(b)        In connection with any closing of a Transfer or other transaction pursuant to this Article 9, each of the parties to this Agreement shall (i) use all commercially reasonable efforts to take all steps necessary and desirable to obtain all required third party, governmental and regulatory consents and approvals to facilitate the consummation of such Transfer or other transaction, and (ii) use commercially reasonable efforts to delay any closing dates pursuant to this Article 9 to the extent required to allow any party to take such actions.

ARTICLE 10.   RESIGNATION OF MEMBERS; TERMINATION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 10.1     Resignation of Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign or withdraw from the Company unless consented to by the Board of Managers. The Board of Managers shall reflect any such resignation or withdrawal by preparing an amendment or an amendment and restatement, as applicable, to this Agreement, dated as of the date of such resignation or withdrawal, and the resigning or withdrawing Member (or such Member’s successors-in-interest) shall have none of the powers of a Member hereunder and shall have only such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in his Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company. Any Member resigning or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Board of Managers and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

Section 10.2     Dissolution of Company.

(a)        The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)     a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to Section 18-802 of the Act;

(ii)     the determination of the Board of Managers to dissolve the Company in accordance with Section 8.2(b); or

(iii)     the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein, the Members shall have no power to dissolve the Company.

(b)        Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Article 11, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 10.3. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(c)        In the event of the dissolution of the Company for any reason, the Board of Managers or a liquidating agent appointed by the Board of Managers shall act as a liquidating agent (the Board of Managers or such liquidating agent, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(d)        The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Board of Managers would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(e)        Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Board of Managers.

Section 10.3     Distribution in Liquidation.

(a)        The Liquidator shall distribute the Company’s assets in the following order of priority:

(i)     first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(ii)     second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(iii)     third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that, at the expiration of such period of time as the Liquidator may reasonably deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(iv)     fourth, the remainder, if any, in accordance with Sections 5.1 and 5.3 hereof.

(b)     If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Board of Managers in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i)     the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (i), (ii), and (iii) of Section 10.3(a); and

(ii)     the remaining assets shall be distributed to the Members in the manner specified in clause (iv) of Section 10.3(a). If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4     Final Reports. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each Member a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.3.

Section 10.5     Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company, and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Board of Managers. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 10.6     Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Equity Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of, or obligation to, the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to, or for the account of, the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 10.7     Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company in accordance with the Act and take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE 11.   NOTICES AND VOTING

Section 11.1     Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service, electronic mail or facsimile, and shall be given:

if to the Company, to:

Falcon Global Holdings LLC

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesús Llorca

Email: jllorca@seacormarine.com

if to SLH, to:

SEACOR LB Holdings LLC

c/o SEACOR Marine Holdings, Inc.

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesús Llorca

E-mail: jllorca@seacormarine.com

with a copy, which shall not constitute notice to SLH, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Attn: David E. Zeltner

Email: dzeltner@milbank.com

if to MOI, to:

Montco Offshore, LLC

17751 Hwy 3235

Galliano, LA 70354

Attention: Derek Boudreaux

Facsimile: (985) 325-6795

E-mail: derek.boudreaux@montco.com

with a copy, which shall not constitute notice to MOI, to:

Drinker Biddle & Reath LLP

1717 Main Street Ste. 5400

Dallas, Texas 75201-7367

Attention: Vince Slusher

E-mail: Vince.Slusher@dbr.com

and if to any other Member, to the address, electronic mail address or facsimile set forth in the books and records of the Company, as provided by any such Member from time to time (which each Member shall be required to update promptly to the extent that such address, electronic mail address or facsimile changes).

Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; three (3) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next-day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a Business Day; and the next Business Day following the day on which receipt is acknowledged whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a day that is not a Business Day.

ARTICLE 12.   AMENDMENT OF AGREEMENT

Section 12.1     Amendments. This Agreement and the Certificate may be amended or modified, or any provision hereof or thereof waived, only upon the affirmative consent of the Board of Managers and without the consent of any Member; provided, that solely to the extent any such amendment, modification or waiver would have a material and disproportionate adverse effect on the rights and obligations of any Member hereunder relative to rights and obligations of the other Members hereunder, then such amendment, modification or waiver will, in addition to such affirmative approval by the Board of Managers, require the prior written consent of each such affected Member.

Section 12.2     Amendment of Certificate. Subject to Section 12.1, in the event that this Agreement shall be amended pursuant to this Article 12, the Board of Managers shall amend the Certificate to reflect such change if the Board of Managers deems such amendment of the Certificate to be necessary or appropriate.

Section 12.3     Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Board of Managers as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf, the following (a) any amendment to this Agreement which complies with the provisions of Section 12.1 of this Agreement and (b) the Certificate and any amendment thereof required because this Agreement is amended, including an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Board of Managers and, as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Board of Managers shall have had notice thereof, (ii) may be exercised for a Member by facsimile signature of the Board of Managers or, after listing all of the Members, including such Member, by a single signature of the Board of Managers acting as attorney-in-fact for all of them and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Equity Interest in the Company, except that when the assignee thereof has been approved by the Board of Managers for admission to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE 13.   Representations, Warranties and Covenants

Section 13.1     Authorization; Validity and Enforceability; No Conflicts. Each Member hereby severally, but not jointly, represents and warrants to the Company and the other Members that:

(a)        such Member has full power, authority and legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder, and the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action and no consent or approval of any other Person is required in connection with the execution, delivery and performance of this Agreement by such Member;

(b)        this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and

(c)        the execution, delivery and performance by such Member of this Agreement shall not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) in the case of a Member that is not a natural Person, conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, or other governing documents, as applicable, or, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Member is a party.

Section 13.2     Investment Purpose. Each Member hereby severally, but not jointly, represents and warrants to the Company and the other Members that (a) if such Member is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it purports to be organized; (b) unless disclosed to the Company in writing on, or prior to the date hereof, it is a United States person (as defined in Section 7701(a) of the Code); and (c) such Member is an “accredited investor”, as such term is defined in Rule 501 of the Securities Act, or any successor rule.

Section 13.3     Independent Inquiry. Each Member hereby severally, but not jointly, acknowledges, agrees, represents and warrants to the Company and the other Members that such Member has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the suitability of this Agreement for such Member and its particular circumstances and has not relied upon any representations or advice by any other Member or their representatives or advisors or the Board of Managers.

Section 13.4     United States Citizenship. Each Member hereby severally, but not jointly, acknowledges, agrees, represents and warrants to the Company and the other Members that (a) such Member is a United States Citizen, and (b) for so long as it is a Member, such Member will remain a United States Citizen.

Section 13.5     Certain Agreements Concerning Idle Vessels.

(a)        Upon the completion of the reactivation of any Idle Vessel, the Company shall promptly deliver a written notice to SLH, which written notice shall attach an invoice for the Actual Reactivation Costs, determined as of the date of completion of the reactivation of such Idle Vessel, along with reasonably detailed documentation in respect of the amount of such Actual Reactivation Costs (such written notice, the “Reactivation Notice”). SLH shall promptly reimburse the Company in full (by wire transfer of immediately available funds to an account designated by the Company) for all Actual Reactivation Costs set forth in such Reactivation Notice.

(b)        In the event that SLH shall not have reimbursed the Company in full for the amount of Actual Reactivation Costs set forth in such Reactivation Notice by 5:00 P.M. (Eastern Time) on the date that is thirty (30) calendar days following the date of completion of the reactivation as set forth in such Reactivation Notice (the “Reimbursement Deadline”), then the then the outstanding and unpaid amount of Actual Reactivation Costs shall be subject to a premium (the “Reactivation Premium”) at a rate per annum equal to twelve percent (12%), compounding quarterly, from the first calendar day after the Reimbursement Deadline through the date upon which SLH pays (or is deemed to pay in accordance with Section 5.3(a) by an offset against distributions otherwise payable to SLH) the total amount of outstanding and unpaid Actual Reactivation Costs and the Reactivation Premium thereon (such aggregate amount, the “Reactivation Default Amount”).

(c)        If SLH shall have failed to reimburse the Company the full amount of the Reactivation Default Amount within thirty (30) calendar days following the Reimbursement Deadline, then, upon written notice to SLH and the Company from MOI, MOI shall have the option but not the obligation elect by written notice to SLH and the Company any of the remedies described in Section 3.2(f)(i), Section 3.2(f)(ii) or Section 3.2(f)(iii) as if (i) the outstanding and unpaid amount of Actual Reactivation Costs is a Default Contribution, (ii) SLH is a Defaulting Member (iii) the Reactivation Default Amount is a Default Amount, and (iv) MOI is the Non-Defaulting Member, subject to the terms and conditions therein provided.

ARTICLE 14.   MISCELLANEOUS

Section 14.1     Confidentiality. Each party hereto agrees that, except with the prior written consent of the Board of Managers, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties hereto, the Company, any direct or indirect Subsidiary of the Company to which such party has been, or shall become privy, by reason of this Agreement or any of the Company’s Affiliates, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby; provided, however, that confidential information may be disclosed to a party’s directors, partners, officers, employees, advisors, financing sources or representatives (provided, that (x) such directors, partners, officers, employees, advisors, financing sources or representatives of any party will be informed by such party of the confidential nature of such information and shall be directed by such party to keep such information confidential in accordance with the contents of this Agreement and (y) each party will be liable for any breaches of this Section 14.1 by any of its directors partners, officers, employees, advisors, financing sources or representatives). The confidentiality obligations of this Section 14.1 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (ii) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority. The provisions of this Section 14.1 shall survive termination of this Agreement.

Section 14.2     Entire Agreement. This Agreement collectively with the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior agreement or understandings among them with respect to the subject matter hereof, and this Agreement may not be modified or amended in any manner other than as set forth herein.

Section 14.3     Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 14.4     Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 14.5     Consent to Jurisdiction; Services of Process and Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, TO THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH OF THE PARTIES FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT.

Section 14.6     Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain unaffected thereby and in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially, adversely and disproportionately to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

Section 14.7     Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns. Except as herein otherwise specifically provided, this Agreement and all of the terms and provisions hereof shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted transferees, if any; provided, however, that no Transfer of the Equity Interest of any Member shall be made except in accordance with the provisions of Article 9.

Section 14.8     Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 14.9     Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by email in portable document format (pdf) or similar form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 14.10     Waiver of Partition. Each Member hereby agrees that the Company assets are not, and will not, be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 14.11     No Third-Party Beneficiaries. It is understood and agreed among the parties hereto that this Agreement is solely for the benefit of the parties hereto (and for Managers and former Managers, as applicable) and it is expressly not intended for the benefit of any creditor of the Company. Except and only to the extent provided by applicable law, no such creditor or any third party shall have any rights or any remedies, claims or causes of action under any provision of this Agreement between the Company, any Manager or former Manager and/or any Member with respect to any Capital Contribution or otherwise.

Section 14.12     Further Assurances. Each Member hereby agrees to grant any rights, enter into any contracts, execute any other instruments or perform any other acts that are, or may be, reasonably necessary or appropriate to effectuate and carry on the Company, the business of the Company or the purposes of this Agreement, including Section 3.2(f), Section 3.2(g) and Section 13.5(b) hereof.

Section 14.13     Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

Section 14.14     Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: Falcon global holdings LLC

By:	/s/ Jesús Llorca
Name: Jesús Llorca
Title: Vice President

MEMBERS: Seacor LB holdings llc

By:	/s/ Jesús Llorca
Name: Jesús Llorca
Title: Vice President

montco offshore, LLC

By:	/s/ Derek C. Boudreaux
Name: Derek C. Boudreaux
Title: Chief Financial Officer – Secretary

[Signature Page to Falcon Global Holdings - Amended and Restated LLC Agreement]